GA COMPUTER SCIENCES INC.
349 – 6540 East Hastings Street
Burnaby, BC, Canada V5B 4Z5
Tel: (775) 881-3390

August 4, 2006

FOR IMMEDIATE DISEMINATION

GA COMPUTER SCIENCES INC. TO ACQUIRE VITAVEA AG

Vancouver, British Columbia, Canada – August 4, 2006 – GA Computer Sciences Inc. (OTCBB: GACU) (the "Company") announced today that it has entered into an agreement to purchase a 100% interest in Vitavea AG (“Vitavea”). Vitavea is a company based in Neukirchen-Vluyn, Germany engaged in the business of manufacturing, marketing and distributing nutritional supplements.

Under the terms of the agreement, the Company will pay EUR 300,000 and issue a total of 34,350,000 shares of its common stock to the shareholders of Vitavea in exchange for all of the outstanding shares of Vitavea. In addition, Peter Hoyle, the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer, and Lina Zhou, a former director of the Company, will transfer an aggregate of 40,650,000 shares of the Company’s common stock to the principal shareholder of Vitavea at an aggregate sale price of $10,000. Closing of the Company’s acquisition of Vitavea is subject to a number of customary conditions, including the completion of the Company’s due diligence investigations. Upon closing, Roger Liere, the Managing Director of Vitavea will be appointed to the Company’s Board of Directors and as the Company’s President and Chief Executive Officer and John Boschert will be appointed as the Company’s Secretary and Treasurer. Mr. Boschert is currently a member of the Company’s Board of Directors.

In addition to acting as the Managing Director of Vitavea, Mr. Liere has, since 1997, acted as Managing Director of the company Marc Aurel Webeagentur und Finanzdienstleistungsinstitut.

This Press Release may contain, in addition, to historical information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein, including, but not limited to, risks and uncertainties related to the Company’s due diligence investigations and with closing the acquisition of Vitavea.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

For more information contact:

Peter Hoyle
Telephone: (775) 881-3390

GA COMPUTER SCIENCES INC.

/s/ John Boschert

John Boschert
Director